EXHIBIT 10.6

TRIPATH TECHNOLOGY, INC.

2000 STOCK PLAN

RESTRICTED STOCK PURCHASE

NOTICE OF GRANT

          Tripath Technology Inc. (the “Company”), pursuant to its 2000 Stock Plan (the “Plan”), hereby grants to __________ (“Participant”) the right to purchase the number of shares of the Company’s Common Stock set forth below (“Award”).  This Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Purchase Agreement, the Plan, the form of Assignment Separate from Certificate and the form of Joint Escrow Instructions, all of which are attached hereto and incorporated herein in their entirety.

Participant:		___________
Date of Grant:		___________
Vesting Commencement Date:		___________
Shares Subject to Award:		___________
Purchase Price per Share:	$	___________
Total Purchase Price:	$	___________
Closing Date:		___________

Vesting Schedule:

50% of the Shares Subject to Award shall vest on the one year anniversary of the Vesting Commencement Date, and the remaining 50% of the Shares Subject to Award shall vest on the two year anniversary of the Vesting Commencement Date, so that all of the shares shall be vested 24 months after the Vesting Commencement Date.

In the event of a Corporate Transaction (as defined in Attachment I hereto) or if Participant is terminated without Cause (as defined in Attachment I hereto) or terminates his employment for Good Reason (as defined in Attachment I hereto), all Shares Subject to Award shall immediately become fully vested.

Payment:	By one or a combination of the following items (described in the Restricted Stock Purchase Agreement):

By cash or check
By delivery of already-owned shares

          Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Notice of Grant, the Restricted Stock Purchase Agreement

and the Plan.  Participant further acknowledges that as of the Date of Grant, this Notice of Grant, the Restricted Stock Purchase Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of Awards previously granted and delivered to Participant under the Plan.

TRIPATH TECHNOLOGY, INC.	PARTICIPANT:

By:

Signature	Signature

Title:	Date:

Date:

Attachments:	Restricted Stock Purchase Agreement, 2000 Stock Plan, form of Assignment Separate from Certificate, form of Joint Escrow Instructions and form of Consent of Spouse.

TRIPATH TECHNOLOGY, INC.

2000 STOCK PLAN

RESTRICTED STOCK PURCHASE AGREEMENT

          This Restricted Stock Purchase Agreement is made as of the ___ day of __________, 20__, by and between Tripath Technology Inc. (the “Company”) and __________ (“Purchaser”).

          Pursuant to the terms of the Restricted Stock Notice of Grant (“Grant Notice”) and this Restricted Stock Purchase Agreement (“Agreement”) and the provisions of the Company’s 2000 Stock Plan (the “Plan”), and in consideration of Purchaser’s past services, the Company has granted Purchaser the right to purchase the number of shares of Common Stock indicated in the Grant Notice (the “Shares”).  Defined terms not explicitly defined in this Agreement but defined in the Plan or the Grant Notice shall have the same definitions as set forth therein.

          NOW, THEREFORE, IT IS AGREED between the parties as follows:

          1.       Agreement of Purchase.  Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to Purchaser, the aggregate number of shares of Common Stock specified in Purchaser’s Grant Notice.  The number of shares subject to this Agreement may be adjusted from time to time for changes in capitalization, as provided in Section 13(a) the Plan.

          2.       Method of Payment.  Payment of the Total Purchase Price shall be by any of the following, or a combination thereof, at the election of the Purchaser:

                                (i)       cash; or

                               (ii)      check; or

                              (iii)     surrender of other shares of Common Stock of the Company which (A) in the case of Shares acquired pursuant to the exercise of a Company option, have been owned by the Purchaser for more than six (6) months on the date of surrender, and (B) have a fair market value on the date of surrender not less than the Purchase Price per Share of the Shares being purchased pursuant to this Agreement.

          3.       Vesting.  Subject to the limitations contained herein, the Shares will vest as provided in Purchaser’s Grant Notice, provided that vesting will cease upon the termination of Purchaser’s continuous service with the Company.

          4.       Repurchase Option.

                     (a)       If Purchaser’s employment or consulting relationship with the Company is terminated for any reason, including for cause, death, and disability, the Company shall have the right and option to purchase from Purchaser, or Purchaser’s personal representative, as the case may be, all of the Purchaser’s shares which have not become vested under the vesting schedule set forth in the Purchaser’s Grant Notice (“Unvested Shares”) as of the date of such termination at the price paid by the Purchaser for such Shares (the “Repurchase Option”).

                      (b)       Upon the occurrence of a termination, the Company may exercise its Repurchase Option by delivering personally or by registered mail, to Purchaser (or his transferee or legal representative, as the case may be), within ninety (90) days of the termination, a notice in writing indicating the Company’s intention to exercise the Repurchase Option and setting forth a date for closing not later than thirty (30) days from the mailing of such notice.  The closing shall take place at the Company’s office.  At the closing, the holder of the certificates for the Unvested Shares being transferred shall deliver the stock certificate or certificates evidencing the Unvested Shares, and the Company shall deliver the purchase price therefor.

                      (c)       If the Company does not elect to exercise the Repurchase Option conferred above by giving the requisite notice within ninety (90) days following the termination, the Repurchase Option shall terminate.

                      (d)       Notwithstanding the provisions of Section 4(a) above, at any time during the term of the Repurchase Option, in the event of a Corporate Transaction (as defined below) or if Purchaser is terminated without Cause (as defined below) or terminates his employment for Good Reason (as defined below), the Repurchase Option shall lapse and all Shares subject to Repurchase Option shall immediately become fully vested.

                      (e)       For purposes of the Repurchase Option, “Cause” shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful and material breach of Purchaser’s duties that has not been cured within 30 days after written notice from the Company’s Board of Directors of such breach; (iv) intentional and material damage to the Company’s property; or (v) death, severe physical or mental disability.

                      (f)       For purposes of the Repurchase Option, “Good Reason” shall mean any of the following actions taken without Cause by the Company or a successor corporation or entity without Purchaser’s consent: (i) substantial reduction of Purchaser’s rate of compensation, unless such reduction is part of an across-the-board reduction in executive compensation approved by the Company’s Board; (ii) material reduction in purchaser’s duties, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless Purchaser’s new duties are substantially reduced from the prior duties; or (iii) relocation of Purchaser’s principal place of employment to a place greater than 50 miles from Purchaser’s then-current principal place of employment.

                      (g)       For purposes of the Repurchase Option “Corporate Transaction” shall mean (a) a sale of substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power); or (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which shareholders immediately before the merger have, immediately after the merger, greater stock voting power); or (d) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities.

          5.       Transferability of the Shares; Escrow.

                      (a)       Purchaser hereby authorizes and directs the secretary of the Company, or such other person designated by the Company, to transfer the Unvested Shares as to which the Repurchase Option has been exercised from Purchaser to the Company.

                      (b)       To insure the availability for delivery of Purchaser’s Unvested Shares upon reacquisition by the Company pursuant to the Repurchase Option under Section 4, Purchaser hereby appoints the Secretary of the Company, or any other person designated by the Company as escrow agent, as its attorney-in-fact to sell, assign and transfer unto the Company, such Unvested Shares, if any, repurchased by the Company pursuant to the Repurchase Option and shall, upon execution of this Agreement, deliver and deposit with the Secretary of the Company, or such other person designated by the Company, the share certificates representing the Unvested Shares, together with the Assignment Separate from Certificate attached to the Grant Notice as Attachment III duly endorsed in blank.  The Unvested Shares and stock assignment shall be held by the Secretary in escrow, pursuant to the Joint Escrow Instructions of the Company and Purchaser attached to the Grant Notice as Attachment IV, until the Company exercises its Repurchase Option as provided in Section 4, until such Unvested Shares are vested, or until such time as this Agreement no longer is in effect.  As a further condition to the Company’s obligations under this Agreement, the spouse of the Purchaser, if any, shall execute and deliver to the Company the Consent of Spouse attached to the Grant Notice as Attachment V.  Upon vesting of the Unvested Shares, the escrow agent shall promptly deliver to the Purchaser the certificate or certificates representing such Shares in the escrow agent’s possession belonging to the Purchaser, and the escrow agent shall be discharged of all further obligations hereunder; provided, however, that the escrow agent shall nevertheless retain such certificate or certificates as escrow agent if so required pursuant to other restrictions imposed pursuant to this Agreement.

                      (c)       The Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Shares in escrow and while acting in good faith and in the exercise of its judgment.

                      (d)       Transfer or sale of the Shares is subject to restrictions on transfer imposed by any applicable state and federal securities laws.  Any transferee shall hold such Shares subject to all the provisions hereof and the related agreements executed by the Purchaser with respect to any Unvested Shares purchased by Purchaser and shall acknowledge the same by signing a copy of this Agreement.

          6.       Parachute Payments.

                      (a)       If any payment or benefit Purchaser would receive pursuant to a Corporate Transaction from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Purchaser’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Purchaser elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Purchaser’s stock awards unless Purchaser elects in writing a different order for cancellation.

                      (b)       The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Corporate Transaction shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Corporate Transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

                      (c)       The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and purchaser within fifteen (15) calendar days after the date on which Purchaser’s right to a Payment is triggered (if requested at that time by the Company or Purchaser) or such other time as requested by the Company or Purchaser.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Purchaser with an opinion reasonably acceptable to Purchaser that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Purchaser.

          7.       Ownership, Voting Rights, Duties.  This Agreement shall not affect in any way the ownership, voting rights or other rights or duties of Purchaser, except as specifically provided herein.

          8.       Legends.  The share certificate evidencing the Shares issued hereunder shall be endorsed with the following legend (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

          9.       No Employment Rights.  This Agreement is not an employment contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or a parent or subsidiary of the Company) to terminate Purchaser’s employment for any reason at any time, with or without cause and with or without notice.

          10.    Notices.  Notices required hereunder shall be given in person or by registered mail to the address of Purchaser shown on the records of the Company, and to the Company at their respective principal executive offices.

          11.    Survival of Terms.  This Agreement shall apply to and bind Purchaser and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

          12.    Section 83(b) Elections.  Purchaser understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse.  In this context, “restriction” includes the right of the Company to buy back the Shares pursuant to the Repurchase Option set forth in Section 4 above.  Purchaser understands that Purchaser may elect to be taxed at the time the Shares are purchased, rather than when and as the Repurchase Option expires, by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within thirty (30) days from the date of purchase.  Even if the fair market value of the Shares at the time of the execution of this Agreement equals the amount paid for the Shares, the 83(b) Election must be made to avoid income under Section 83(a) in the future.  Purchaser understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for Purchaser.  Purchaser further understands that an additional copy of such 83(b) Election is required to be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls.  Purchaser acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to purchase of the Shares hereunder, and does not purport to be complete.  Purchaser further acknowledges that the Company has directed Purchaser to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Purchaser may reside, and the tax consequences of Purchaser’s death.  Purchaser assumes all responsibility for filing an 83(b) Election and paying all taxes resulting from such election or the lapse of the restrictions on the Shares.

PURCHASER ACKNOWLEDGES THAT IT IS PURCHASER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON PURCHASER’S BEHALF.

          13.    Representations.  Purchaser has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  Purchaser understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

          14.    Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with applicable laws of the State of California.  The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.

          15.    Independent Counsel.  Purchaser acknowledges that this Agreement has been prepared on behalf of the Company by Cooley Godward LLP, counsel to the Company and that Cooley Godward LLP does not represent, and is not acting on behalf of, Purchaser.  Purchaser has been provided with an opportunity to consult with Purchaser’s own counsel with respect to this Agreement.

          16.    Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral.  This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

          17.    Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

PURCHASER HAS READ THIS AGREEMENT AND IS FAMILIAR WITH ITS TERMS AND PROVISIONS.  PURCHASER HEREBY AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE BOARD UPON ANY QUESTIONS ARISING UNDER THIS AGREEMENT.

          IN WITNESS WHEREOF, this Agreement is deemed made as of the date first set forth above.

COMPANY

TRIPATH TECHNOLOGY, INC.

By:

Title:

PURCHASER

Name

Address :

Soc. Sec. No.: